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                                                               Exhibit (a)(5)(D)


[ELDER-BEERMAN LOGO]                                                     NEWS
WHAT YOU WANT                                                            RELEASE

      3155 El-Bee Rd. - Box 1448 - Dayton, OH 45401-1448 - 937-296-2700 -
                                FAX 937-296-4625



                                                  FOR MORE INFORMATION:

                                                  Scott J. Davido
                                                  Executive Vice President,
                                                  Chief Financial Officer
                                                  (937) 296-2683


               ELDER-BEERMAN ANNOUNCES UPDATED PRELIMINARY RESULTS
                              OF SELF-TENDER OFFER

         DAYTON, OHIO, OCTOBER 10, 2000 -- The Elder-Beerman Stores Corp. (NASDAQ: EBSC) today announced updated preliminary results of its self-tender offer, which expired at 12:00 midnight, New York City time, on Thursday October 5, 2000. Elder-Beerman commenced the tender offer on September 8, 2000 to purchase up to 3,333,333 shares of its common stock at a price between $4.50 and $6.00 per share, net to the seller in cash, without interest.

         Based on an updated preliminary count by the depositary for the tender offer, Elder-Beerman expects to purchase 3,333,333 shares at $5.00 per share from the shares tendered at or below $5.00. Elder-Beerman also expects to purchase an additional 129,285 shares, or approximately 0.9% of the outstanding shares, which is the maximum additional amount that may be purchased without amending or extending the tender offer. The total number of shares Elder-Beerman expects to purchase is 3,462,618 shares. Shares tendered at prices higher than $5.00 will be promptly returned. No pro ration of the shares tendered at or below $5.00 will be necessary.

         The actual number of shares to be purchased and the purchase price are subject to final confirmation and the proper delivery of all shares tendered and not withdrawn, including shares tendered pursuant to the guaranteed delivery procedure. Payment for shares accepted and return of all shares tendered but not accepted will occur as soon as practicable after determination of the
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number of shares properly tendered. After completion of the tender offer,
Elder-Beerman will have approximately 11,210,068 shares of common stock outstanding.

         The dealer-manager for tender offer was Wasserstein Perella & Co.

         The nation's ninth largest independent department store chain, The Elder-Beerman Stores Corp. is headquartered in Dayton, Ohio and operates 62 department stores in Ohio, West Virginia, Indiana, Michigan, Illinois, Kentucky, Wisconsin and Pennsylvania. Elder-Beerman also operates two furniture superstores. Elder-Beerman has announced it will open a new concept store in Jasper, Indiana in November of 2000.

This press release contains "forward-looking statements," which are identified by words such as "expects," "intends," and variations of such words and similar expressions. Because forward-looking statements are based on a number of beliefs, estimates and assumptions by management that could ultimately prove inaccurate, there is no assurance that forward-looking statements will prove to be accurate. Many factors could affect Elder-Beerman's actual future operations and results, including the following: changes in its stock price; changes in operating results; the continued availability and terms of financing; and other general economic conditions that affect retail operations and sales, such as increasing price and product competition; fluctuations in consumer demand and confidence; the availability and mix of inventory; fluctuations in costs and expenses; the effectiveness of merchandising strategies, advertising, marketing and promotional programs; the ability of the company to achieve its expense cutting initiatives; the timing and effectiveness of new store openings; the growing impact of electronic commerce; weather conditions that affect consumer traffic in stores; the continued availability and terms of financing; the outcome of pending and future litigation; consumer debt levels; inflation and interest rates and the condition of the capital markets.

Elder-Beerman undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

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